Exhibit 4.5(a)

EXECUTION VERSION

AMENDMENT TO THE RIGHTS AGREEMENT

THIS AMENDMENT TO THE PREFERRED STOCK RIGHTS AGREEMENT (this “Amendment”) is entered into as of January 17, 2008, by and between JetBlue Airways Corporation (the “Company”) and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.), as rights agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of April 1, 2002 (the “Rights Agreement”);

WHEREAS, Deutsche Lufthansa AG, an aktiengesellschaft organized under the laws of the Federal Republic of Germany (the “Investor”) and the Company have entered into a Stock Purchase Agreement, dated as of December 13, 2007 (the “Stock Purchase Agreement”), that provides for, among other things, the purchase by the Investor of 42,589,347 shares of common stock of the Company, par value $0.01 per share (the “Common Shares”), at an aggregate purchase price of $309,624,552.69 (the “Issuance”);

WHEREAS, as a result of the Issuance, the Investor will be the beneficial owner of approximately 19.0% of the issued and outstanding Common Shares;

WHEREAS, under the terms of the Rights Agreement, as a result of the Issuance, the Investor would be deemed an “Acquiring Person” (as defined in the Rights Agreement);

WHEREAS, the Rights Agreement provides that, subject to certain conditions, if any person or group becomes an Acquiring Person, then each Right (as defined in the Rights Agreement) (other than Rights beneficially owned by the Acquiring Person and certain affiliated persons) would become exercisable and could, among other things, entitle its holder to purchase Common Shares for a purchase price equal to approximately half of the current market price;

WHEREAS, it is not the intent of the Company that solely by reason of the transactions contemplated by the Stock Purchase Agreement, the Investor and its affiliates be deemed an Acquiring Person which could result in the Rights becoming exercisable;

WHEREAS, on December 13, 2007, the Board of Directors of the Company adopted a resolution approving the execution of this Amendment to the Rights Agreement and directed the Rights Agent to enter into this Amendment; and

WHEREAS, Section 27 of the Rights Agreement permits the Company to amend the Rights Agreement on the terms set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree as follows:

SECTION 1.01. Amendment of the definition of “Acquiring Person”. The definition of “Acquiring Person” in Section l(a) of the Rights Agreement is amended by deleting the first sentence of the definition in its entirety and replacing it with the following:

“(a) “ACQUIRING PERSON” shall mean any Person who or which,

together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares then outstanding, but shall not include (i) the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan or (ii) any of Chase New Air Investors, Quantum Industrial Partners LDC, Weston Presidio or Deutsche Lufthansa AG (each, a “PERMITTED INVESTOR”), or any of its or their respective Affiliates or Associates (each, collectively with their respective Permitted Investor, an “INVESTOR GROUP”), PROVIDED THAT any such Investor Group’s beneficial ownership does not exceed in the aggregate 25% of the Common Shares of the Company then outstanding, or in the case of an Investor Group made up of Quantum Industrial Partners LDC and its Affiliates or Associates (a “QUANTUM INVESTOR GROUP”), 30% of the Common Shares of the Company then outstanding, or in the case of an Investor Group made up of Deutsche Lufthansa AG and its Affiliates or Associates (a “DEUTSCHE LUFTHANSA AG INVESTOR GROUP”), 20% of the Common Shares of the Company then outstanding. Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding (or in the case of an Investor Group other than a Deutsche Lufthansa AG Investor Group or Quantum Investor Group, more than 25% of the Common Shares then outstanding, in the case of a Deutsche Lufthansa AG Investor Group, more than 20% of the Common Shares then outstanding, or in the case of a Quantum Investor Group, more than 30% of the Common Shares then outstanding); provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding (or in the case of an Investor Group other than a Deutsche Lufthansa AG Investor Group or Quantum Investor Group, more than 25% of the Common Shares then outstanding, in the case of a Deutsche Lufthansa AG Investor Group, more than 20% of the Common Shares then outstanding, or in the case of a Quantum Investor Group, more than 30% of the Common Shares then outstanding) by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional Common Shares of the Company such Person does not beneficially own 15% or more of the Common Shares of the Company then outstanding (or in the case of an

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Investor Group other than a Deutsche Lufthansa AG Investor Group or Quantum Investor Group, more than 25% of the Common Shares then outstanding, in the case of a Deutsche Lufthansa AG Investor Group, more than 20% of the Common Shares then outstanding, or in the case of a Quantum Investor Group, more than 30% of the Common Shares then outstanding).”

SECTION 1.02. New Section 35. Section 35 is hereby added to the Rights Agreement to read in its entirety as follows:

“Section 35. The Stock Purchase Agreement. Notwithstanding anything contained in this Agreement to the contrary, (a) neither the approval, execution, delivery or public announcement of the Stock Purchase Agreement, dated as of December 13, 2007 (the “STOCK PURCHASE AGREEMENT”), between the Company and Deutsche Lufthansa AG, nor the consummation of the transactions contemplated thereby (including, without limitation, the issuance of the Common Shares) or the performance by the Company of its obligations thereunder shall cause (i) the Rights to become exercisable or (ii) Deutsche Lufthansa AG or any of its Affiliates or Associates to be an Acquiring Person and (b) solely for purposes of determining whether Deutsche Lufthansa AG or any of its Affiliates or Associates is an Acquiring Person, until such time as the standstill obligations set forth in Section 5.13 of the Stock Purchase Agreement lapse in accordance with Section 5.13(c) thereof, the Common Shares acquired by Deutsche Lufthansa AG or any of its Affiliates or Associates pursuant to the Stock Purchase Agreement, and any Common Shares hereafter acquired by Deutsche Lufthansa AG or any of its Affiliates or Associates up to 20% of the Common Shares then outstanding, shall be excluded from the Common Shares deemed hereunder to be Beneficially Owned by Deutsche Lufthansa AG or any of its Affiliates or Associates.”

SECTION 1.03. Amendment of Section 21. Section 21 of the Rights Agreement is hereby amended by adding a new sentence after the existing first sentence as follows:

“In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any required notice.”

SECTION 1.04. New Section 36. Section 36 is hereby added to the Rights Agreement to read in its entirety as follows:

“Section 36. Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or

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failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”

SECTION 1.05. Conflict. Except as set forth in this Amendment, all terms and provisions of the Rights Agreement shall remain in full force and legal effect. To the extent that there is a conflict between the terms and provisions of the Rights Agreement, the terms and provisions of this Amendment shall govern for purposes of the subject matter of this Amendment only.

SECTION 1.06. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

SECTION 1.07. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

“COMPANY”	JETBLUE AIRWAYS CORPORATION
	By:	/s/ Mark D. Powers
Name: Mark D. Powers
Title: Senior Vice President Treasurer

“RIGHTS AGENT”	COMPUTERSHARE TRUST COMPANY, N.A.

	By:	/s/ Darlene DioDato
Name: Darlene DioDato
Title: Senior Managing Director